Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, December 4, 2008

Gannett Co., Inc. Announces Cash Tender Offer for its Floating Rate Notes Due 2009

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has commenced a cash tender offer for any and all of its outstanding Floating Rate Notes Due 2009 (CUSIP No. 364725AF8) (the “Securities”). The Offer to Purchase and accompanying Letter of Transmittal, each dated today, set forth the terms of the tender offer.

The Securities will be purchased at a purchase price of $950 per $1,000 in principal amount of such Securities validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Securities are purchased. The tender offer will expire at 5:00 p.m., New York City time, on December 11, 2008, unless extended (the “Expiration Date”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Tendered Securities may be withdrawn prior to, but not after, the Expiration Date.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. Subject to applicable law, Gannett may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. The tender offer is not conditioned on a minimum amount of Securities being tendered. Under certain conditions and as more fully described in the Offer to Purchase, the Company may terminate the tender offer before the Expiration Date.

The Company has retained Citi to serve as the dealer manager and has retained Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 or (866) 540-1500, or in writing at 65 Broadway – Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745.

Neither the Company, its Board of Directors, the information agent nor the dealer manager makes any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. The offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal.

About Gannett

Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes 17 daily paid-for titles, approximately 300 weekly newspapers, magazines and trade publications, and a network of award-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

For media inquiries, contact:

Tara Connell

Vice President of Corporate Communications

(703) 854-6049

tjconnel@gannett.com

For investor inquiries, contact:

Jeffrey Heinz

Director, Investor Relations

(703) 854-6917

jheinz@gannett.com